NORTH FORK BANCORP
                  275 BROAD HOLLOW RD., MELVILLE, NY 11747
                   (516) 844-1004    FAX (516) 694-1536


 PRESS RELEASE

 FOR IMMEDIATE RELEASE


                NORTH FORK BANCORPORATION, INC. TO PURCHASE
                           RELIANCE BANCORP, INC.
           IN A COMMON STOCK TRANSACTION VALUED AT APPROXIMATELY
                                $352 MILLION


      MELVILLE, N.Y. - AUGUST 30, 1999 - NORTH FORK BANCORPORATION, INC. (NYSE: NFB) AND RELIANCE BANCORP, INC. (NASDAQ/NMS: RELY) jointly announced today that they have signed a definitive merger agreement whereby North Fork Bancorporation, Inc. ("North Fork") would acquire Reliance Bancorp, Inc. ("Reliance") in a stock-for-stock merger valued at approximately $352 million. Reliance is the holding company for Reliance Federal Savings Bank, a savings institution with banking locations in Queens, Nassau and Suffolk, all of which are located within North Fork's existing marketplace. Under the terms of the agreement, each share of Reliance will be converted into North Fork common stock at a fixed exchange ratio of 2 shares of North Fork for each share of Reliance. In connection with this transaction, North Fork simultaneously announced that its Board of Directors approved the repurchase of up to fifty percent (50%) of the common shares issuable in the acquisition or 8.5 million North Fork shares. Purchases will be made from time to time in open market or in privately negotiated transactions preceding the closing of the Reliance transaction, which is expected to occur in the first quarter of 2000. The acquisition will be treated as a purchase for financial reporting purposes and will be a tax-free reorganization for Reliance shareholders. Approximately 17 million common shares of North Fork will be issued. The exchange ratio was based upon the price of North Fork's stock utilizing its closing price on August 27, 1999 of $19.06 for a total value to Reliance shareholders of $38.12 per share. The closing price of Reliance stock on that date was $33.88. The merger is subject to customary regulatory approvals, the approval from Reliance shareholders and will close immediately preceding North Fork's pending acquisition of JSB Financial, Inc. (NYSE: JSB), the parent of Jamaica Savings Bank, FSB, that was announced on August 16, 1999. Due diligence by both companies has been completed. The agreement provides that North Fork receives an option to acquire up to 19.9% of Reliance's outstanding shares at $29.00 per share should certain events occur. Also, Reliance has a right to terminate the agreement should the closing price of North Fork's shares decline beyond a specified price and index, unless North Fork elects to increase the exchange ratio. At June 30, 1999, Reliance, with 29 banking offices, had total assets of $2.5 billion, deposits of $1.6 billion and shareholders' equity of $172 million.

      In the pending JSB transaction, North Fork indicated that it expected that it would account for that acquisition as a pooling-of-interests. The Reliance purchase allows North Fork to utilize the pooling-of-interests method of accounting in the JSB transaction. At June 30, 1999, JSB, with locations in Metropolitan New York, had total assets of $1.6 billion, deposits of $1.2 billion and shareholders' equity of $375 million. The JSB acquisition is expected to close in the first quarter of 2000 immediately following Reliance. "The excess capital created with the JSB merger allowed us to formulate a capital efficient Reliance transaction immediately accretive to North Fork's earnings," stated John Adam Kanas, Chairman, President and Chief Executive Officer of North Fork. Raymond A. Nielsen, President and Chief Executive Officer of Reliance will join North Fork's Board of Directors. "Our primary motivation has always been directed toward building shareholder value. The opportunity to merge with North Fork, a company dedicated to creating and building shareholder value, was a compelling reason for our decision to merge with North Fork. We see nothing but greater opportunities for our shareholders, customers and the communities we serve," said Mr. Nielsen.

      On a pro forma basis, North Fork will have total assets of $15.5 billion, deposits of $9.2 billion and shareholders' equity of $1.2 billion. The pro forma stated and tangible book value will be approximately $7.21 and $5.16, respectively which assumes the aforementioned 50% share repurchase in the Reliance transaction. The pro forma leverage ratio will be approximately 7.47%. At June 30, 1999 North Fork, on a separate company basis, had total assets of $11.5 billion, deposits of $6.5 billion and shareholders' equity of $804 million. On that date, its stated and tangible book value and leverage ratio were $5.79, $5.20 and 8.50%, respectively. The Reliance transaction is expected to be earnings per share ("EPS") accretive for North Fork in excess of the previously announced estimates of accretion in the JSB acquisition from both a generally accepted accounting principal (GAAP) basis and from a cash basis of reporting EPS. North Fork anticipates a 5% rise in GAAP EPS and 9% rise in cash EPS over year 2000 estimates from the combined NFB and JSB merger. The accretion from the Reliance merger will come from anticipated cost savings and revenue enhancements. "In combination, JSB and Reliance bring us nearly 300,000 new customers within our existing marketplace with unsurpassed opportunities for revenue growth," said Mr. Kanas.

      NORTH FORK PLANS AN ANALYST CONFERENCE CALL FOR TUESDAY, AUGUST 31, 1999 AT 2:00 P.M. EDT, to elaborate on the strategic rational and financial implications of the acquisition. THE TELEPHONE NUMBER TO CALL IN THE UNITED STATES IS 800-288-8967. An international telephone number is also available for this conference. THE INTERNATIONAL TELEPHONE NUMBER IS 612-288-0337. The presentation that will be used during the conference call may be obtained on Tuesday, August 31, 1999 by logging on to WWW.NORTHFORKBANK.COM.

      This press release contains certain forward looking statements with respect to the financial condition, results of operations and business of North Fork following the consummation of the merger that are subject to various factors, which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements might not be realized and that adverse general economic conditions or an adverse interest rate environment could develop. North Fork's current report on Form 8K to be filed August 31, 1999 with the Securities and Exchange Commission discloses more fully these factors.

      North Fork, with total assets of approximately $11.5 billion, operates over 110 branch locations throughout the New York Metropolitan area and Connecticut. It is ranked among the Top 50 Commercial Bank Holding Companies in the United States, and its profitability and efficiency are routinely ranked among the industry's best.


 CONTACTS:      NORTH FORK BANCORP
                DANIEL M. HEALY
                EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                (516) 844-1258


                RELIANCE BANCORP, INC.
                PAUL D. HAGAN
                SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                (516) 222-9300  EXT. 215